United States securities and exchange commission logo





                       May 9, 2024

       Marilyn Miller
       Principal Executive and Financial Officer
       Golden Star Resource Corp.
       #300-500 North Rainbow Blvd.
       Las Vegas, NV 89107

                                                        Re: Golden Star
Resource Corp.
                                                            Form 10-K for the
Fiscal Year ended June 30, 2023
                                                            Filed September 28,
2023
                                                            File No. 000-52837

       Dear Marilyn Miller:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation